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                                                                     EXHIBIT 3.5

                           CERTIFICATE OF DESIGNATIONS
                                     OF THE
                      SERIES A CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

                                       OF

                              TECHTEAM GLOBAL, INC.


         TECHTEAM GLOBAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof,

         HEREBY CERTIFIES THAT:

         I. The name of the corporation is TechTeam Global, Inc. (the
"Company").

         II. The Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Company authorizes two classes of shares known as: (a) common stock, $.01 par value per share (the "Common Stock"), and (b) preferred stock, $.01 par value per share (the "Preferred Stock"), and expressly vests in the Board of Directors of the Company the authority to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

         III. The Board of Directors of the Company, pursuant to the authority expressly vested in it, by unanimous written consent, adopted the following resolution relating to the creation of a series of Preferred Stock designated as "Series A Convertible Preferred Stock":

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by Section 151 of the Delaware General Corporation Law and in accordance with the provisions of the Company's Certificate of Incorporation, the Board of Directors deems it advisable to, and hereby does, establish a series of Preferred Stock, designated as "Series A Convertible Preferred Stock," of the Company and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such shares as follows:

         Section 1. Designation. The shares of such series of Preferred Stock shall be designated "Series A Convertible Preferred Stock" (referred to herein as the "Series A Preferred Stock").

         Section 2. Authorized Number. The number of shares constituting the Series A Preferred Stock shall be six hundred eighty-nine thousand six hundred fifty-six (689,656).


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         Section 3. Voting Rights.

         (a) General. Except as otherwise expressly provided herein or as otherwise may be required by law, the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class on all actions to be taken by the stockholders of the Company. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of the stockholders is solicited.

         (b) Class Vote Required. So long as any outstanding shares of Series A Preferred Stock are held by ChrysCapital II, LLC, a Mauritius company ("CCII"), or any affiliate thereof, then, in addition to any other vote or consent of stockholders required by the Company's Certificate of Incorporation or Bylaws, the affirmative vote of the holders of at least a majority of the Series A Preferred Stock, given in person or by proxy, either pursuant to a consent in writing without a meeting (if permitted by law and the Company's Certificate of Incorporation) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

             (i) any amendment, alteration or repeal of any of the provisions of the Company's Certificate of Incorporation which affects adversely the powers, rights or preferences of the holders of the Series A Preferred Stock; provided that a Change of Control transaction (as defined in Section 6 hereof) or the amendment of the provisions of the Company's Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of any stock of any class ranking junior to the Series A Preferred Stock, including the Common Stock, shall not be deemed to affect adversely the powers, rights or preferences of the holders of the Series A Preferred Stock and shall not be subject to approval by the holders of the Series A Preferred Stock, and such holders shall not be entitled to vote separately as a class thereon. This provision shall not affect any voting rights holders of shares of Series A Preferred Stock may otherwise have pursuant to Section 3 (a) of this Certificate of Designations;

             (ii) any increase in the authorized amount of, or any stock split, reverse stock splits, or combination of, or with respect to, the Series A Preferred Stock, or the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series, or any security convertible into stock of any class or series, ranking equal to or senior to the Series A Preferred Stock in terms of dividend rights, voting rights or rights on liquidation; or

             (iii) redeem any shares of capital stock of the Company (other than the Series A Preferred Stock as provided in Sections 7 or 12(b) hereof). This provision does not apply to stock repurchases by the Company pursuant to any stock repurchase program approved by the Company's Board of Directors;

         Section 4. Appointment of Directors. So long as CCII (or any affiliate thereof) is the holder of fifty-one percent (51%) or more of the outstanding shares of Series A Preferred Stock, the holders of Series A Preferred Stock, voting separately as a class, will have



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the right to: (i) elect one (1) member of the Company's Board of Directors upon the affirmative vote of the holders of at least a majority of the outstanding Series A Preferred Stock (the "Series A Preferred Director"); and (ii) appoint one (1) observer (subject to the prior approval of the Chairman of the Board of Directors of the Company) to attend any meeting of the Company's Board of Directors from which the Series A Preferred Director is absent, provided that the Company's Board of Directors may exclude such observer from all or any part of any meeting thereof if the Board, in its sole discretion, deems it appropriate. In the event the number of shares of Series A Preferred Stock held by CCII (or any affiliate thereof) falls below fifty-one percent (51%) of the aggregate number of Series A Preferred Stock authorized to be issued, the Board of Directors of the Company shall have the right, in its sole discretion and with or without cause by majority vote of the Company's Board of Directors, not including the Series A Preferred Director, to remove or request the resignation of the Series A Preferred Director, and such Series A Preferred Director shall, as a condition to becoming a director, agree to tender his or her resignation, if so requested. All members of the Board of Directors of the Company (other than the Series A Preferred Director, if any) shall be elected by the holders of the Series A Preferred Stock and the holders of the Common Stock voting together as a single class in accordance with Section 3 hereof.

         Section 5. Dividends. The holder of each share of Series A Preferred Stock shall be entitled to receive dividends or other distributions, when and as declared by the Company's Board of Directors out of funds legally available for such purpose, in an amount determined in accordance with the penultimate sentence of this Section 5, on the dividend or distribution payment dates established with respect to the Common Stock, to holders of record on the same record date established with respect to the Common Stock, and on a parity with the holders of the Common Stock. For purposes of determining the dividend or other distribution payable with respect to shares of the Series A Preferred Stock, each share thereof shall be entitled to receive the dividend or other distribution payable on the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible at the record date established with respect to the payment of a dividend or other distribution. Unless expressly declared by the Board of Directors, dividends shall not be cumulative.

         Section 6. Change of Control. In the event the Board of Directors of the Company determines to proceed with (i) the sale of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, reorganization or other transaction in which the stockholders of the Company immediately prior to the effective date of the transaction would have beneficial ownership of less than fifty percent (50%) of the total combined voting power for the election of directors of the surviving corporation immediately following such transaction (either of which shall be referred to as a "Change of Control"), the Company shall provide the holders of Series A Preferred Stock with written notice thereof within two (2) business days (the "Company Notice") after the Board of Directors' determination to proceed with a Change of Control transaction. Each holder of Series A Preferred Stock shall have until the later of (a) two (2) business days following the Company Notice or (b) two (2) business days prior to the closing of the Change of Control transaction (or prior to any Company stockholder vote with respect thereto, if one is required), to request redemption of its Series A Preferred Stock at a price per share equal to the Redemption Price (as defined in Section 7(a)). If a holder of shares of Series A Preferred Stock does not make a timely written request for the redemption of such holder's shares, then the shares of Series A Preferred Stock held thereby will automatically be



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converted into shares of Common Stock in accordance with Section 9(b)
immediately prior to the closing of the Change of Control transaction.

         Section 7. Mandatory Redemption.

         (a) Mandatory Redemption. To the extent any shares of Series A Preferred Stock remain outstanding as of the third anniversary of the date of issuance thereof (the "Mandatory Redemption Date"), the Company shall redeem all of such shares of Series A Preferred Stock on the Mandatory Redemption Date at a price per share equal to $7.25 (as adjusted for stock dividends, stock splits, reverse stock splits, combinations or the like occurring with respect to such shares of Series A Preferred Stock following the date hereof) (the "Redemption Price").

         (b) Put Right. Subject to Section 12(b) hereof, holders of shares of Series A Preferred Stock shall have the right to require the Company to redeem any or all of their shares of Series A Preferred Stock at a price equal to the Redemption Price, exercisable for a period of ninety (90) days after the occurrence of any of the following events: (i) William F. Coyro ("Coyro") is removed, without cause, as Chief Executive Officer of the Company by the Board of Directors; (ii) the total non-leasing revenue of the Company (on a consolidated basis) for any fiscal quarter, as reported in its periodic filings made with the United States Securities and Exchange Commission ("SEC"), is below seventy-five percent (75%) of (A) the total non-leasing revenue of the Company (on a consolidated basis), as reported in its periodic filings made with the SEC for the immediately preceding fiscal quarter or (B) $19,237,000; or (iii) the Company's net cash (defined as cash, cash equivalents and securities available for sale, less any debt or similar instruments senior to the Series A Preferred Stock) is less than six million five hundred thousand dollars ($6,500,000). For purposes of this Section 7(b), "cause" shall mean violations by Coyro of his duties as Chief Executive Officer of the Company which are demonstrably willful and deliberate on his part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Board of Directors of the Company specifying such violations, the death or incapacity of Coyro due to physical or mental illness, or the conviction of Coyro of a felony. Coyro shall be deemed to have been removed if the Company's Board of Directors takes affirmative steps to seek Coyro's removal, which then results in his resignation.

         (c) No Act Prohibiting. The Company shall not take any action that would prohibit the exercise of any put or redemption rights described in this
Section 7.

         Section 8. Liquidation.

         (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (any such event, a "Liquidation"), the holders of the shares of Series A Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock issued by the Company, an amount equal to $7.25 per share (as adjusted for stock dividends, stock splits, reverse stock splits, combinations or the like occurring with respect to such shares of Series A Preferred Stock following the date hereof) plus all accrued and unpaid dividends, if any, with respect to such share of Series A Preferred



                                      -4-
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Stock, without interest, and no more (the amount to be paid with respect to each share of Series A Preferred Stock hereinafter referred to as "the Liquidation Preference"). If, upon a Liquidation of the Company, the net assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of the aggregate Liquidation Preference, then the entire assets of the Company shall be liquidated for fair market value and the proceeds shall be distributed ratably among the holders of Series A Preferred Stock. After payment in full of the Liquidation Preference on all shares of Series A Preferred Stock, the holders of such shares in their capacity as such shall not be entitled to any further right or claim to any remaining assets of the Company, and the remaining proceeds shall be paid to the holders of Common Stock. A Change in Control shall not be considered a Liquidation for purposes hereof.

         (b) Notice. Written notice of such Liquidation, stating a payment date, the amount of the Liquidation Preference to holders of Series A Preferred Stock and the place where said liquidation payments shall be payable, shall be given by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, not less than fifteen (15) days prior to the payment date stated therein, addressed to each record holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Company.

         Section 9. Conversion. The Series A Preferred Stock shall, prior to the payment or declaration of a Liquidation Preference, be convertible into Common Stock as follows:

         (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the first anniversary of the initial issuance thereof, into that number of shares of Common Stock determined by dividing (i) $7.25 by (ii) the Conversion Price (as hereinafter defined). Notwithstanding the foregoing sentence, (A) no holder of Series A Preferred Stock may convert fewer than 70,000 shares of Series A Preferred Stock at any one time (unless such holder holds less than 70,000 shares of Series A Preferred Stock in which case such holder may only convert the entire amount of shares of Series A Preferred Stock then held), and (B) the conversion rights set forth in this Section 9(a) shall be subject to the restrictions set forth in Section 12(b) below. A holder of shares of Series A Preferred Stock may exercise the conversion right as to any shares of Series A Preferred Stock by delivering to the Company, during regular business hours, or to the office of any transfer agent of the Company for the Common Stock or at such other office or agency as may be designated by the Company in writing to the holders of Series A Preferred Stock, the certificate or certificates for the shares to be converted, duly endorsed in blank or assigned to the Company, and accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such written notice and the endorsed stock certificate or certificates are received by the Company (the "Optional Conversion Date"). Upon any conversion pursuant to this Section 9(a), any accrued but unpaid dividends shall be paid in cash.

         (b) Conversion Price. The conversion price ("Conversion Price") shall initially be $7.25. The Conversion Price shall be subject to adjustment as provided in Sections 9(c) and (e) below.


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         (c) Adjustment Upon Common Stock Event. Upon the happening of a Common
Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issuance by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

         (d) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the original date of issuance of the shares of Series A Preferred Stock (the "Original Issue Date") the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, substitution or otherwise (other than by a Common Stock Event or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 9), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

         (e) Dilutive Issuance. If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 9(e) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 9(c) or a recapitalization, reclassification, substitution or other change as provided in Section 9(d), for a purchase price per share that is less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issue or sale (a "Dilutive Issuance"), then, and in each such case, the Conversion Price for the Series A Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

             (i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold by the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issue or sale; and


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             (ii) The denominator of which shall be the sum of (A) the number of
      Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).


         (f) Certain Definitions. For the purpose of making any adjustment required under this Section 9:

             (i) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company, or issuable upon conversion or exercise of any Convertible Securities, Rights or Options issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (i) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock; (ii) shares of Common Stock issued upon conversion or exchange of any existing convertible securities or exercise of any existing warrants or options; (iii) shares of Common Stock issued or issuable as a dividend or distribution on the Series A Preferred Stock;
      (iv) shares of Common Stock or options, warrants, convertible securities or other rights to acquire shares of Common Stock issued or issuable pursuant to the Company's existing stock plans and option plans, or any future plans approved by vote of the Company's Common Stock; or (v) shares of Common Stock issued in connection with a merger or acquisition of all or substantially all of the assets of a third party;

             (ii) The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (i) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors of the Company; and (iii) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the Company to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options;

             (iii) "Common Stock Equivalents Outstanding" shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Series A Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that



                                      -7-
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      are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock;

             (iv) "Convertible Securities" shall mean stock (excluding the Series A Preferred Stock) or other securities convertible into or exchangeable for shares of Common Stock;

             (v) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 9, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 9, for the issue of such Additional Shares of Common Stock; and

             (vi) "Rights or Options" shall mean warrants, options or other rights to purchase or acquire Additional Shares of Common Stock or Convertible Securities.

         Section 10. Other Notices. In case at any time there shall be any capital reorganization or reclassification of the capital stock of the Company, the Company shall give, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, addressed to each record holder of any share or shares of Series A Preferred Stock at the address of such holder then shown on the books of the Company, (A) at least five (5) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization or reclassification and (B) in the case of any such reorganization or reclassification, at least five (5) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify the date on which the holders of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization or reclassification, as the case may be.

         Section 11. Mechanics of Conversion.

         (a) Issuance of Certificates; Time Conversion Effected. As promptly as practicable after an Optional Conversion Date as the holder of Series A Preferred Stock shall comply with all requirements of Section 11(a) or 11(b) hereof, the Company shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, registered in the name of the holder, and at the address designated by such holder and payment for any fractional share of Common Stock otherwise deliverable (as determined in accordance with Section 11(b) below). The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on such conversion date unless the transfer books of the Company are closed on such conversion date, in which event, such person shall be deemed to have become a stockholder of record of Common Stock on the next succeeding date on which the transfer books are open.



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         (b) Fractional Shares. The Company shall not be required to issue any fraction of a share of Common Stock upon conversion of any shares of Series A Preferred Stock. The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock surrendered. If any fractional interest in a share of Common Stock would otherwise be deliverable upon conversion, the Company shall make an adjustment therefor in cash based upon the then-current fair market value of a share of Common Stock.

         (c) Payment of Taxes Upon Conversion. The issuance of Common Stock on conversion of Series A Preferred Stock shall be without charge to the converting holder of the Series A Preferred Stock for any tax in respect to the issuance thereof, but the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the holder of record on the books of the Company of shares of Series A Preferred Stock converted, and the Company shall not be required to issue or deliver any such certificate for shares of Common Stock unless and until the person requesting the issuance shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

         (d) Common Stock Fully Paid and Nonassessable Upon Conversion. Shares of Common Stock issued on conversion of shares of the Series A Preferred Stock shall be issued as fully paid shares and shall be nonassessable. The Company shall at all times reserve and keep available for issuance upon conversion of the Series A Preferred Stock such number of full shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

         (e) No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock, which are converted into shares of Common Stock as provided herein, redeemed or otherwise acquired by the Company shall not be reissued under any circumstances.

         (f) Notice of Adjustment. Whenever the number of shares of the Common Stock into which each share of the Series A Preferred Stock is convertible (and the number of votes to which each share of the Series A Preferred Stock is entitled) is adjusted as provided in this Certificate of Designations, the Company shall promptly mail to the holders of record of the outstanding shares of the Series A Preferred Stock at their respective addresses, as the same shall appear on the books of the Company, a notice stating that the number of shares of the Common Stock into which each share of the Series A Preferred Stock is convertible has been adjusted and setting forth the new number of shares of the Common Stock (or describing the new stock, securities, cash or other property) into which each share of the Series A Preferred Stock is convertible (and the new number of votes to which each share of the Series A Preferred Stock is entitled), as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         Section 12. Restrictions on Transfer; Right of First Offer.

         (a) General. CCII shall not sell, offer to sell, transfer, pledge, assign, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, "Transfer"), any shares of Series A Preferred Stock for a period of one year following the date of issuance.

Thereafter, CCII may Transfer, provided the Transfer is to a mutual fund, bank, insurance company, pension fund, qualified institutional buyer (as defined in Rule 144A promulgated under the Securities Act of 1933, as amended) or any other entity that is not, directly or indirectly, engaged in any business competitive with the Company, or an affiliate of any such entity. During the period commencing the day following the first anniversary of the date of issuance and ending on the second anniversary of the date of issuance, CCII may, subject to compliance with applicable law (including, without limitation, federal and state securities laws), Transfer up to 50% of the shares of Series A Preferred Stock held thereby. Following the second anniversary of the date of issuance, there shall be no other restrictions on Transfer imposed on CCII under this Certificate of Designations. Any Transfer by CCII after the first anniversary of the Original Issuance Date other than as provided for above, shall require the prior written consent of the Company, which consent shall not be unreasonably withheld. The foregoing restrictions shall not apply to Common Stock received by CCII upon conversion of the Series A Preferred Stock pursuant to Section 9 hereof.

         (b) Transfers to Non-Affiliates of CCII. If shares of Series A Preferred Stock are, at any time, Transferred to one or more non-affiliates of CCII, the holder(s) of such Transferred shares of Series A Preferred Stock, effective as of such Transfer (and all subsequent holders of such shares), will:
(i) not have any voting rights (pursuant to Section 3 of this Certificate of Designations or otherwise), except as required by law, (ii) not have the right to require the Company to redeem such shares of Series A Preferred Stock pursuant to Section 7(b) of this Certificate of Designations in the event Coyro is removed, without cause, as Chief Executive Officer of the Company by the Board of Directors; (iii) be required to request, pursuant to Section 7(b), the redemption of all of the shares of Series A Preferred Stock held by such non-affiliate holder, or not at all; (iv) be entitled to exercise such holder's conversion rights, pursuant to Section 9 of this Certificate of Designations, a maximum of three (3) times; and (v) not have the right to Transfer any shares of Series A Preferred Stock without the prior written consent of the Company.

         (c) Right of First Offer. Subject to any other provision of this Certificate of Designations, if at any time CCII or any other holder of shares of Series A Preferred Stock (a "Transferring Holder") shall desire to Transfer any of the shares of Series A Preferred Stock held thereby, the Transferring Holder shall, prior to entering into any negotiations or binding agreement with any third party with respect to the Transfer of any such shares, deliver a notice (a "Transfer Notice") to the Company specifying that the Transferring Holder desires to Transfer all or a portion of the shares of Series A Preferred Stock held thereby. For a period of thirty (30) days following receipt of the Transfer Notice (the "Exclusivity Period"), the Company shall have the exclusive right to negotiate with the Transferring Holder with respect to the possible Transfer of its shares of Series A Preferred Stock. Following the Exclusivity Period, the Transferring Holder shall be entitled to enter into negotiations with other parties with respect to the Transfer of its shares of Series A Preferred Stock, subject to the restrictions and limitations set forth in this Certificate of Designations and under applicable law.

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


         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed and executed in its corporate name by William F. Coyro, its President and Chief Executive Officer, as of this 7th day of April, 2003.

                                      TECHTEAM GLOBAL, INC.



                                      By:      /s/ William F. Coyro, Jr.
                                         ---------------------------------------
                                         William F. Coyro, Jr.
                                         President and Chief Executive Officer



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